CODE OF ETHICS

HILLMAN CAPITAL MANAGEMENT, INC.
September 23, 2015

This Code of Ethics ("Code") is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies.  Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act"), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws.  Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended ("Company Act").  In conformity with these rules, this Code is adopted by Hillman Capital Management, Inc. ("Hillman" or the "Adviser"), in its role as investment adviser to separately managed accounts and the Hillman Capital Management Investment Trust (the "Trust"), a registered investment company consisting of one series ("Mutual Fund").
1.	Standards of Business Conduct
We seek to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by our clients, including individual accounts as well as the Fund (collectively, "Clients") and their investors, is something we value and endeavor to protect.  To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries to our Clients.  As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients.  Our Clients' interests are paramount to and come before our personal interests.  Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients.  This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client's account) and act always in the best interest of our Clients.  We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.
Access Persons and Supervised Persons of Hillman must not:
•	employ any device, scheme or artifice to defraud a Client;
•
make to a Client [or any investor or prospective investor in the Fund] any untrue statement of a material fact or omit to state to a Client [or any investor or prospective investor in the Fund] a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client [or any investor or prospective investor in the Fund];

•	engage in any manipulative practice with respect to a Client [or any investor or prospective investor in the Fund];
•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or
•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.
To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1  However, Access Persons and Supervised Persons are expected to comply not merely with the "letter of the law", but with the spirit of the laws, this Code and applicable compliance manuals.
Should you have any doubt as to whether this Code applies to you, you should contact the CCO.
2.	Definitions
As used in the Code, the following terms have the following meanings:
A.
Access Persons include: (1) any director or officer of the Adviser; (2) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any Client's purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.[2]  For purposes of this Code, Hillman has determined that all employees are Access Persons.

B.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").  However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser's Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO's designee, as applicable.

[1]	Applicable compliance manuals include, among others, the Adviser's policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and/or the Trust's policies and procedures adopted pursuant to Company Act Rule 38(a), as they may exist from time to time. A list of relevant compliance manuals is attached as Appendix A. Certain particularly relevant procedures are cross-referenced in this Code and/or listed on Appendix A. Access Persons and Supervised Persons are required to comply with all relevant compliance procedures, whether or not listed.
[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. A current list of Access Persons is included in Appendix B.

E.
Federal Securities Laws means: (1) the Securities Act of 1933, as amended ("Securities Act"); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.
Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.   Limited Offerings of securities issued by Hillman or any Private Fund are included in the term Limited Offering.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.
I.
Reportable Fund means: (1) any registered investment company advised by Hillman; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Hillman entity.  Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

J.
Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (other than Reportable Funds) and exchange traded funds ("ETFs"); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term "Covered Security",[1] is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

K.
Security Held or to be Acquired means any Reportable Security which, within the most recent 15 days, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the Adviser for purchase by a Client.  This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

L.
Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.  Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

[3]	Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

3.	Substantive Restrictions
A.
Blackout Period.  No Access Person shall buy or sell a Covered Security within (15) days before or after any trades in the security are made for Client accounts.  The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  To the extent that the Trust's separate code of ethics ("Trust Code") imposes a longer or stricter blackout period, that blackout period shall apply.

B.
IPO and Limited Offering Restrictions.  Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval in the form attached as Exhibit A of the CCO or the CCO's designee.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Hillman.  Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.  An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client.  Any decision to acquire the issuer's securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.
Other Trading Restrictions.  Access Persons may not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

D.
Short Swing Profits.  Access Persons may not profit from the purchase and sale or sale and purchase of a security within a 60 calendar day period, unless the transaction was authorized by the Chief Compliance Officer.

E.
Gift Policy.  Access Persons and Supervised Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser, Private Funds, or the Trust in contravention of our gift policy, as contained in our compliance procedures.  To the extent that the Trust Code imposes a stricter policy with respect to gifts, that policy shall apply.  Please see the Mutual Fund Compliance section of the HCM Compliance Manual regarding policies and procedures on acceptance of gifts, entertainment and other favors.

F.	Political Contributions. Access Persons and Supervised Persons are discouraged from making political contributions to public or elected officials, candidates running for office or political parties. No Access Persons may make any political contribution exceeding $350.00 in an election in which an Access Person can vote or exceeding $150 in an election in which an Access Person cannot vote. All political contributions of any amount must be reported to the CCO. Please refer to the policies and procedures related to political contributions in the adviser's compliance manual. A Political Contribution Request Form is included as Exhibit F of this Code's Appendix.
G.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, "Chinese Wall" procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.
I.	Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, "Chinese Wall" procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Hillman (e.g., as a trustee of the Trust) or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor's committee. In appropriate circumstances the CCO may grant exemptions from this provision.
J.	Forfeitures. If there is a violation of paragraphs A, B, C or D, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund's Board of Trustees ("Board")) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board, as applicable. The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.
K.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO's designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.
L.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.
M.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms to the CCO. A form of duplicate account statement and confirmations request letter is included as Exhibit D.
4.	Pre-clearance and Reporting Procedures
A.	Pre-clearance. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in Reportable Securities.
B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;
(2)	Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any Client;
(3)
Purchases or sales of open-end funds, including ETFs and Reportable Funds.  Access Persons are reminded that "market timing" the Trust violates our policies and that "front-running" Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, can be punishable by fines and other penalties;[4]

(4)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;
(5)	Transactions in securities which are not Reportable Securities;
(6)	Purchases which are part of an Automatic Investment Plan or DRIP;
(7)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(8)
Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion; and

(9)
any fixed income securities transaction, or series of related transactions, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such securities on behalf of a Client.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction.  We may, from time to time and in the sole discretion of the CCO, maintain a "Restricted List" of securities in which Access Persons may not trade.
C.	Required Reports.
(1)
Initial and Annual Holdings Reports.  Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person's holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

[4]	Purchases or sales of ETFs and Reportable Funds are still subject to the Reporting Requirements set forth in Section 4.C., below.

Holdings reports must contain the following information:
(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and
(c)	the date the Access Person submits the report.
Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.
(2)
Quarterly Reports.  Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C.

Transactions reports must contain the following information:
(a)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(c)	the price of the security at which the transaction was effected;
(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and
(e)	the date the Access Person submits the report.
Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.
B.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and
(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.
E.
Duplicate Statements and Confirms.  Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Covered Securities.  This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary.

F.
Prohibition on Self Pre-clearance.  No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code.  When such actions are to be undertaken with respect to a personal transaction of the CCO, the President will perform such actions as are required of the CCO by this Code.

Account statements are not required for accounts in which an Access Person does not have Direct or Indirect Control, provided that, upon the initial reporting of such accounts and thereafter on a quarterly basis, the Access Person certifies that he or she does not have Direct or Indirect Control.  In the event the discretion over the account changes such that the Access Person has Direct or Indirect Control, the Access Person must promptly report to the CCO and begin providing quarterly account statements.

An Access Person will generally be deemed to have "Direct or Indirect Influence or Control" over any account in which he or she:
1.)	Directs the purchases and/or sales of investments;
2.)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or
3.)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements.  Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority.  HCM will conduct additional due diligence to determine whether the Access Person may have any Direct or Indirect Influence or Control over the investment decisions of such accounts, which may include:
1.)	Evaluating the relationship between the Access Person and the person managing the account;
2.)	Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person's influence over the account;
3.)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or
4.)	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO.  In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

5.	Code Notification and Access Person Certifications
The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually.  Additionally, each Access and Supervised Person will be provided a copy of any Code amendments.  After reading the Code or amendment, each Access Person and Supervised Person shall make the certification contained in Exhibit F.  Annual certifications are due within ten (10) days after the end of each calendar year.  Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.  To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.
6.	Review of Required Code Reports
A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.
B.
Any material violation or potential material violation of the Code must be promptly reported to the CCO.  The CCO will investigate any such violation or potential violation and report violations the CCO determines to be "major" to the President and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations.  Other violations shall be handled by the CCO in a manner he deems to be appropriate.  However, sanctions more severe than a warning or censure must be approved by the President or the Board, as applicable.[5]

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.
D.
Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal.  Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the President or CCO, if violations relate to a Reportable Fund, the Board.

7.	Reports to the Board of Trustees of the Trust
No less frequently than annually, the CCO shall submit to the Board a written report (1) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it.  Material violations will be submitted to the Board by the CCO on quarterly basis during the Board of Trustees meeting.  A form of this certification is included as Exhibit E.  The Board shall review the Code and the operation of these policies no less frequently than annually.

[5]	To the extent that the President also serves as CCO, no such report or approval will be required.

The Board shall consider reports made to it pursuant to Section 6.B and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.I., should be imposed for the material violations reported.  Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator.  The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.I to be paid to the affected Mutual Fund or whether a charity should be designated to receive such forfeitures.
1.	Recordkeeping and Review
This Code, a record of all certifications of an Access and Supervised Person's receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser's records, for the periods and in the manner required by Advisers Act Rule 204-2.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.
The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.  Material and non-material amendments to this Code should be made and distributed as described in Section 5.
Effective Date:  February 1, 2005; as amended May 24, 2006; as amended August 7, 2007; as amended May 30, 2008; No changes as of June 29, 2009; as amended March 16, 2011; as amended September 23, 2015.

Reportable Funds
The Hillman Capital Management Investment Trust, consisting of one series:
 The Hillman Focused Advantage Fund
Location of Relevant Compliance Procedures
Trading Policy
(Adviser Manual §7; Mutual Fund Manual)

Proxy Voting Policy
(Adviser Manual §15; Mutual Fund Manual)

Anti-Money Laundering Policy
(Adviser Manual §16; Mutual Fund Manual)

Supervisory Matters (incl. Gift Policy and Outside Activities Policy)
(Adviser Manual §17)

Insider Trading Policy
(Adviser Manual §19; Mutual Fund Manual)

Privacy and Confidentiality
(Adviser Manual §20; Mutual Fund Manual)

Trust Code of Ethics

Appendix B: Access Persons and Supervised Persons

Access Persons' Name(s)	Titles*

Supervised Persons' Name(s) (includes, in addition to all Access Persons listed above, the following):	Titles

*To the extent that any Hillman policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.
Hillman Code: Personnel Roster

EXHIBIT A

HILLMAN CAPITAL MANAGEMENT, INC.

Personal Trading Request and Authorization Form

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker: ___________________                                                                      Brokerage Account Number: ________________________

Reportable Security: ________________________________
Company Name, Type of Security

Ticker Symbol or CUSIP:   __________

Number of Shares or Units:                                                                       Price per Share or Unit:

Approximate Total Price:                                                                                    Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

____________________________________________________________________
Signature                                                                                                                                                          Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO.  A record of this transaction will be kept by the CCO in confidential files.1

                                  a.m.
__________________________________________________________________________________________p.m.
CCO                                                                                                  Date                                                                                                                                                 Time

[1]	All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

Hillman Code: Transaction Pre-Clearance Form

EXHIBIT B
HILLMAN CAPITAL MANAGEMENT, INC.

Initial/Annual Securities Holdings Report
This form must be completed by each Access Person
within 10 days of becoming an Access Person and
 on ________ of each calendar year thereafter.
The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:
Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.
I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated: __________________________                                                                                              Signature: ________________________

Hillman Code: Initial/Annual Report

EXHIBIT C

HILLMAN CAPITAL MANAGEMENT, INC.

Quarterly Personal Account Report
For the Calendar Quarter Ended __________________
This form must be completed by each Access Person
 within 30 days following the end of each calendar quarter.

Signature: ________________________                                                                                                          Dated: __________________________

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, a transactions report containing the missing information as a supplement to the statement or confirmation may be submitted.

We have received statements for the following accounts.  If there are any other reportable transactions in accounts not on this list below for the period for this report, please attach to them to this form.

Account Name	Account Number	Broker

This report (1) excludes personal securities transactions with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities shown on my duplicate statements.

Hillman Code: Quarterly Report

EXHIBIT D

Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No. _______________________  Account Name ___________________________

Dear [Broker Name],

As of [Date], please send to Hillman Capital Management, Inc., a duplicate confirmation of each transaction in the above-named account and a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

Hillman Capital Management, Inc.
[Address]
[City, State, Zip]
Attention: Mark A. Hillman, Chief Compliance Officer

Thank you for your prompt attention to this matter.

Sincerely,

[Access Person]

cc:  Chief Compliance Officer

Hillman Code: Form of Brokerage Letter

EXHIBIT E

HILLMAN CAPITAL MANAGEMENT INVESTMENT TRUST

Annual Certification of Hillman Capital Management, Inc.

The undersigned hereby certifies on behalf of Hillman Capital Management, Inc. to the Board of Trustees of Hillman Capital Management Investment Trust pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940, as amended, and pursuant to Section 7 of the Hillman Code of Ethics, that Hillman Capital Management, Inc. has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Date:            _______________________                                                             ________________________________
Chief Compliance Officer

Hillman Code: HCM's Annual 17j-1 Certification

EXHIBIT F

HILLMAN CAPITAL MANAGEMENT, INC.

Certification of Receipt and Compliance
This form must be completed by each Access Person
within 10 days of becoming an Access Person;
within 10 days after the end of each calendar year thereafter; and
 upon receipt of any amendment to the Code.
I hereby acknowledge receipt of Hillman's current Code of Ethics (the "Code"), including any applicable amendments.  I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.  Moreover, I agree to promptly report to Hillman's Chief Compliance Officer any violation or possible violation of the Code of which I become aware.  I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:                        _________________________________
(Please print or type clearly)

Signature:              _________________________________

Date:                          _________________________________

Hillman Code: Certification of Receipt and Compliance

EXHIBIT G

Political Contribution Pre-clearance Request

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law.  However, you are prohibited from making contributions to U.S. state or local  officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of <ADVISER>, you are generally permitted to contribute:

(i)	up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)	up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review.   Only one political contribution request per form.

IMPORTANT INFORMATION:	Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor:  ______________________________________________________________

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee ("PAC"):

_________________________________________________________________________________

Level of Office (i.e., city, county, state, federal): ________________________________________________

Municipality:  __________________________________________

Amount of Intended Contribution:  _________________________________

Signature of Associate:  __________________________________

Date Submitted:  _____________________________

COMPLIANCE USE ONLY

______ Approved     ______  Not Approved

Signature of CCO:  _____________________________________

Date of Review:  ________________________________

Hillman Code: Political Contribution Pre-Clearance Request